EXHIBIT 99.1

For Release Friday, February 24, 2012; 8:00 AM ET

CYBERONICS REPORTS RECORD FISCAL 2012 THIRD QUARTER RESULTS

Net Sales Increases 16% to $54.5 million
Operating Income Increases 40% to $16.4 million
Company Increases Guidance

HOUSTON, Texas, February 24, 2012 -- Cyberonics, Inc. (NASDAQ:CYBX) today announced results for the quarter ended January 27, 2012.

Quarterly highlights

Operating results for the third quarter of fiscal 2012 compared to the third quarter of fiscal 2011, and other achievements include:

•	Net sales of $54.5 million, a 16% increase from $47.1 million;

•	U.S. epilepsy sales increased by 15% to $45.2 million;

•	International sales increased by 24%;

•	Income from operations of $16.4 million, an increase of 40%;

•	Adjusted EBITDA of $20.8 million, an increase of 46%;

•	Income per diluted share of $0.34 cents, an increase of 36% from an income per diluted share last year of $0.25 cents;

•	FDA and European approval of re-designed AspireHC™ generator; and

•	Repayment of $7 million convertible debt.

As discussed below under “Use of Non-GAAP Financial Measures,” the company presents in this release a non-GAAP financial measure: Adjusted EBITDA.  Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.  Please refer to the attached reconciliation between GAAP Net Income and non-GAAP Adjusted EBITDA.

Results and objectives

“Our fiscal third quarter’s record sales performance was very strong,” commented Dan Moore, Cyberonics’ President and Chief Executive Officer.  “U.S. epilepsy sales increased by 15% and U.S. unit sales increased by 10%. In January, we received approval from FDA of our redesigned AspireHC™ generator and initiated a limited commercial release.

“International net sales increased to $8.7 million from the $7.1 million recorded in the comparable quarter of fiscal 2011, an increase of 24%, reflecting the excellent performance in Europe.  On a constant currency basis, the percentage increase in sales for the quarter was materially the same.

“Operating income of $16.4 million increased by 40%, and operating cash flow for the quarter totaled $21.1 million, an increase of 59% over the comparable period last year.  Available cash at period end was $78 million, an increase of $8 million from the end of the second quarter, after the $7 million repayment of convertible notes (leaving only $4,000 outstanding) and stock repurchases of $6 million.

“Our growth expectations for both sales and operating income for the fiscal year are improved, and we are increasing our guidance as a result.

“We are pleased that regulatory approvals for the re-designed AspireHC™ generator were received in a timely manner.  Filings to allow the resumption of the AspireSR™ generator E-36 European clinical trial commenced in early February, and we expect to resume enrollment by the end of the fiscal year.

“The management team hosted an Investor Day on December 8, 2011, which included presentations on our epilepsy development activity, and also outlined our efforts to obtain reimbursement for VNS Therapy for treatment-resistant depression, to evaluate the use of VNS Therapy in chronic heart failure, and to explore other opportunities in neuroscience.  Our efforts in each of these areas continue to move forward, and we remain excited about the future.”

Share repurchase update

During the quarter, we repurchased 178,000 shares of common stock on the open market.

Fiscal 2012 guidance

Cyberonics is increasing net sales guidance for fiscal year 2012 to a range from $215 million to $217 million from the previously provided range of $213 million to $216 million.  The company now expects that income from operations for fiscal year 2012 will be in the range from $58 million to $60 million, an increase from the prior guidance of $55 million to $58 million.

Additional details will be provided during today’s conference call and in an investor presentation summarizing the company’s third quarter fiscal year 2012 results.  The presentation is available in the Investor Relations section of Cyberonics’ corporate website at http://www.cyberonics.com.

Use of Non-GAAP financial measures

In this press announcement, management has disclosed a financial measurement that presents financial information not in accordance with Generally Accepted Accounting Principles (GAAP).  This measurement is not a substitute for a GAAP measurement, although company management uses this measurement as an aid in monitoring the company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against other medical technology companies.  Adjusted earnings before interest, income tax, depreciation and amortization adjusted for certain other non-cash items (“Adjusted EBITDA”) measures the earnings of the company after excluding from net income, income tax expense, depreciation, amortization and impairment of intellectual property, as well as equity compensation and other income (expense), net.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Please refer to the attached reconciliation between the GAAP and non-GAAP financial measure.

Fiscal Year 2012 Third Quarter Results Conference Call Instructions

Cyberonics will host a conference call today, Friday, February 24, 2012, beginning at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to review its results of operations for the fiscal year 2012 third quarter, followed by a question and answer session.

The conference call will be available to interested parties through a live audio webcast in the investor relations section of Cyberonics’ corporate website at http://www.cyberonics.com, where it will be archived and accessible for approximately 12 months.  To listen to the conference call live by telephone dial 877-638-4557 (if dialing from within the U.S.) or 914-495-8522 (if dialing from outside the U.S.).  The conference ID is 44495703.

A replay of the conference call will be available approximately two hours after the completion of the conference call by dialing 855-859-2056 (if dialing from within the U.S.) or 404-537-3406 (if dialing from outside the U.S.).  The replay conference ID access code is 44495703.  The replay will be available for one week on the above number.

About Cyberonics, Inc. and the VNS Therapy® System

Cyberonics, Inc. is a medical technology company with core expertise in neuromodulation.  The company developed and markets the VNS Therapy System, which is FDA-approved for the treatment of refractory epilepsy and treatment-resistant depression.  The VNS Therapy System uses a surgically implanted medical device that delivers pulsed electrical signals to the vagus nerve.  Cyberonics markets the VNS Therapy System in selected markets worldwide.

Additional information on Cyberonics and the VNS Therapy System is available at www.cyberonics.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the use of forward-looking terminology, including "may,“ "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," "forecast," or other similar words.  Statements contained in this press release are based on information presently available to us and assumptions that we believe to be reasonable.  We are not assuming any duty to update this information if those facts change or if we no longer believe the assumptions to be reasonable. Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning expectations for improved growth in sales and operating income in fiscal 2012, resumption of the AspireSR™ generator E-36 European clinical trial by the end of the fiscal year, obtaining reimbursement for VNS Therapy for treatment-resistant depression, developing a VNS Therapy System indication for chronic heart failure, exploring other opportunities in neuroscience, fulfilling our stock repurchase program, and fiscal 2012 guidance for net sales and income from operations.  Our actual results may differ materially.  Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy™ and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy™ for the treatment of other indications; satisfactory completion of the post-market study required by the U.S. Food and Drug Administration as a condition of approval for the treatment-resistant depression indication; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new indications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management's estimates of future expenses and sales; the potential identification of material weaknesses in our internal controls over financial reporting; and other risks detailed from time to time in our filings with the Securities and Exchange Commission (SEC).  For a detailed discussion of these and other cautionary statements, please refer to our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 29, 2011 and our Quarterly Report on Form 10-Q for the fiscal quarters ended July 29, 2011 and October 28, 2011.

Contact information

Greg Browne, CFO
Cyberonics, Inc.
100 Cyberonics Blvd.
Houston, TX 77058
Main:  (281) 228-7262
Fax:  (281) 218-9332
ir@cyberonics.com

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CYBERONICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	January 27, 2012	January 28, 2011	January 27, 2012	January 28, 2011

Net sales	$54,536,585	$47,081,476	$160,893,723	$139,341,809
Cost of sales	4,099,489	5,807,402	15,182,188	16,820,874
Gross profit	50,437,096	41,274,074	145,711,535	122,520,935
Operating expenses:
Selling, general and administrative	24,941,131	22,078,068	76,529,794	65,374,031
Research and development	9,097,722	7,494,820	26,206,572	20,989,588
Total operating expenses	34,038,853	29,572,888	102,736,366	86,363,619
Income from operations	16,398,243	11,701,186	42,975,169	36,157,316

Interest income	84,124	89,963	244,443	179,239
Interest expense	(69,478)	(94,316)	(250,297)	(299,160)
(Loss) gain on early extinguishment of debt	(3,670)	-	(3,670)	83,074
Other expense, net	(266,130)	(51,801)	(478,060)	(383,595)

Income before income taxes	16,143,089	11,645,032	42,487,585	35,736,874
Income tax expense (benefit)	6,640,905	4,453,060	17,073,073	(3,559,639)

Net income	$9,502,184	$7,191,972	$25,414,512	$39,296,513

Basic income per share	$0.34	$0.26	$0.91	$1.41
Diluted income per share	$0.34	$0.25	$0.90	$1.38

Shares used in computing basic income per share	27,559,729	28,121,852	27,912,114	27,949,256
Shares used in computing diluted income per share	28,034,515	28,753,197	28,374,784	28,471,403

CYBERONICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	January 27, 2012	April 29, 2011

ASSETS

Current Assets
Cash and cash equivalents	$78,136,731	$89,313,850
Accounts receivable, net	26,897,301	28,578,622
Inventories	13,946,690	15,270,904
Deferred tax assets	12,073,325	13,738,703
Other current assets	3,939,625	4,698,097
Total Current Assets	134,993,672	151,600,176
Property and equipment, net	22,046,631	8,203,392
Intellectual property, net	4,680,940	5,237,857
Long-term investments	9,433,974	5,209,590
Deferred tax assets	26,131,458	40,137,463
Other assets	527,767	1,080,727
Total Assets	$197,814,442	$211,469,205

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payables and accrued liabilities	$18,801,810	$22,086,093
Convertible notes	4,000	7,048,000
Total Current Liabilities	18,805,810	29,134,093
Long-term Liabilities	5,776,056	6,881,762
Total Liabilities	24,581,866	36,015,855
Total Stockholders' Equity	173,232,576	175,453,350
Total Liabilities and Stockholders' Equity	$197,814,442	$211,469,205

CYBERONICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Thirty-Nine Weeks Ended
	January 27, 2012	January 28, 2011
Cash Flow From Operating Activities:
Net income	$25,414,512	$39,296,513
Non-cash items included in net income:
Loss (gain) on early extinguishment of debt	3,670	(83,074)
Stock-based compensation	8,430,939	4,752,137
Deferred income taxes	15,671,383	(4,422,670)
Unrealized (gain) loss in foreign currency transactions	1,755,386	(623,980)
Other	2,559,954	1,186,893
Changes in operating assets and liabilities:
Accounts receivable, net	1,117,222	2,486,979
Inventories	1,124,147	(1,465,189)
Other	(3,341,152)	(4,030,294)
Net cash provided by operating activities	52,736,061	37,097,315
Cash Flow From Investing Activities:
Release of restricted cash	-	1,000,000
Acquired intellectual property	(500,000)	(3,245,000)
Equity investments	(4,000,000)	-
Purchases of property and equipment	(16,586,464)	(2,794,256)
Convertible promissory note	-	(5,000,000)
Net cash used in investing activities	(21,086,464)	(10,039,256)
Cash Flow From Financing Activities:
Repurchase of convertible notes	(7,044,000)	(8,241,260)
Proceeds from exercise of options for common stock	2,041,546	14,390,448
Purchase of treasury stock	(38,815,838)	(6,857,039)
Net cash used in financing activities	(43,818,292)	(707,851)
Effect of exchange rate changes on cash and cash equivalents	991,576	(306,398)
Net increase (decrease) in cash and cash equivalents	(11,177,119)	26,043,810
Cash and cash equivalents at beginning of period	89,313,850	59,229,911
Cash and cash equivalents at end of period	$78,136,731	$85,273,721

 RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
(Unaudited)

The following table sets forth the reconciliation between U.S. GAAP Net income and our non-GAAP financial measure for Adjusted EBITDA (unaudited):

	Thirteen Weeks Ended
	January 27, 2012	January 28, 2011

Net income	$9,502,184	$7,191,972
Interest (income) expense, net	(14,646)	4,353
Loss on extinguishment of debt	3,670	-
Other expense, net	266,130	51,801
Income tax expense	6,640,905	4,453,060
Income from Operations	$16,398,243	$11,701,186
Depreciation and amortization	1,125,086	884,058
Impairment of intellectual property	482,603	-
Equity based compensation	2,841,344	1,679,096
Adjusted EBITDA	$20,847,276	$14,264,340